EXHIBIT (23) (i)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Mesa Laboratories, Inc. for the year ended March 31, 2007 of our reports dated June 20, 2007 and contained in registration Statements NO. 333-89808, 333-02074, 333-18161, 333-48556, 333-122911 and 333-138619 of Mesa Laboratories, Inc. on Form S-8 under the Securities Act of 1933 insofar as such reports relate to the financial statements of Mesa Laboratories, Inc. for the year ended March 31, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

June 29, 2007

Denver, Colorado